January 28, 2019

Broadview Funds Trust

330 East Kilbourn Avenue, Suite 1475

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 25, 2013 regarding the sale of shares of the Broadview Opportunity Fund, a series of Broadview Funds Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.